Exhibit 10.4

MANAGEMENT CONTINUITY AGREEMENT

        This Management Continuity Agreement (this “Agreement”) is entered into this 10th day of August 2009, by and between O.A.K. FINANCIAL CORPORATION, a Michigan corporation (together with its subsidiaries, the “Corporation”), whose address is 2445 84th Street, S.W., Byron Center, Michigan 49315, and James A. Luyk (“Executive”), whose address is ___________________________________________________.

        WHEREAS, Executive is an officer and employee of the Corporation and/or one or more of the Corporation’s subsidiaries, including Byron Bank (the “Bank”);

        WHEREAS, the parties have entered into an Employment Agreement dated as of the same date as this Agreement to set forth the terms and conditions of the employment relationship between the Corporation (together with its subsidiaries) and Executive (the “Employment Agreement”);

        WHEREAS, the Board of Directors of the Corporation has approved this Agreement and authorized Bank to enter into this Agreement with Executive;

        WHEREAS, Executive has many years of experience in the financial services industry and is familiar with the Corporation’s business, employees and customers, and any competition by the Executive would have an adverse effect on the Corporation; and

        WHEREAS, the services of the Executive, his or her experience and knowledge of the affairs of the Corporation and his or her reputation and contacts in the industry are extremely valuable to the Corporation. The Corporation wishes to attract and retain such well-qualified executives, and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive. The Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of this Corporation and its shareholders. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

        NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

        1.        Term of Agreement. The initial term of this Agreement (the “Initial Term”) shall be from the date entered above (the “Effective Date”) until December 31, 2011, subject to earlier terminations provided in this Agreement. Beginning on December 31, 2009, and on each December 31 thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, unless the Corporation has given notice to the Executive in writing at least 90 days prior to such December 31 that the term of this Agreement shall not be extended further; if such notice is given, this Agreement will expire at the end of the then-remaining term; provided, however, that such notice may not be given and will not be effective if the Corporation is at the time in negotiations to effect a Change of Control. References in this Agreement to the “Term” of this Agreement shall refer to the Initial Term and any extensions thereof. If a Change of Control occurs during the Term of this Agreement, this Agreement will continue in effect for at least thirty-six (36) months beyond the end of the month in which any Change of Control occurs.

        2.        Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

               (a)        Cause. “Cause” means (i) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Corporation or a Subsidiary or substantial injury to the business reputation of the Corporation or a Subsidiary; (ii) the commission by the Executive of an act of fraud or material dishonesty in the performance of such Executive’s duties on behalf of the Corporation or a Subsidiary; (iii) the continuing willful failure of the Executive to perform the duties of such Executive to the Corporation or a Subsidiary (other than any such failure resulting from the Executive’s Disability or occurring after issuance by Executive of a Notice of Termination for Good Reason) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Executive Compensation Committee of the Board, or (iv) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the termination of Executive’s employment. For purposes of this Section, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation or a Subsidiary.

              (b)        Change of Control. A “Change of Control” of the Corporation shall be deemed to have occurred only if:

                     (i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty-one percent (51%) or more of the combined voting power of the Corporation’s then outstanding securities; or

                     (ii)        At any time a majority of the Board of Directors of the Corporation is comprised of other than Continuing Directors (for purposes of this and the following sections, the term Continuing Director means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

                     (iii)        Any of the following occur:

                           (A)        Any merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

                           (B)        Any sale, exchange, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, which shall not include any asset sales approved by the Continuing Directors for the specific purpose of downsizing of the Corporation’s continuing business operations;

                           (C)        Any reorganization, reverse stock split, or recapitalization of the Corporation which would result in a Change of Control; or

                           (D)        Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

              (c)        Disability. “Disability” means that, as a result of Executive’s incapacity due to physical or mental illness, the Executive shall have been found to be eligible for the receipt of benefits under the Corporation’s long term disability plan.

              (d)        Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following without the Executive’s express written consent:

                     (i)        The assignment to Executive of duties which are materially different from or inconsistent with the duties, responsibilities, and status of Executive’s position at any time during the six (6) month period prior to a Change of Control of the Corporation, or which result in a significant reduction in Executive’s authority and responsibility as a senior executive of the Corporation;

                     (ii)        A reduction by the Corporation in Executive’s base salary or salary grade as of the day prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or reduction of Executive’s most recent incentive bonus potential prior to the Change of Control under the Corporation’s executive officer bonus plan, or any successor plan;

                     (iii)        The Corporation requiring Executive to be based at a location in excess of thirty (30) miles from the location where Executive is currently based, or in the event of any relocation of the Executive with the Executive’s express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss realized in the sale of the Executive’s principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after tax basis;

                     (iv)        The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 13 of this Agreement;

                     (v)        Any termination by the Corporation of Executive’s employment that is other than for Cause;

                     (vi)        Any termination of Executive’s employment, reduction in Executive’s compensation or benefits, or adverse change in Executive’s location or duties, if such termination, reduction or adverse change (aa) occurs within six (6) months before a Change of Control, (bb) is in contemplation of such Change in Control, and (cc) is taken to avoid the effect of this Agreement had such action occurred after such Change in Control;

                     (vii)        The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including, without limitation, retirement plan, health care, insurance, stock options and paid vacations) that were provided to him immediately prior to the Change in Control, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole.

              The existence of Good Reason shall not be affected by Executive’s Disability. Executive’s continued employment shall not constitute a waiver of Executive’s rights with respect to any circumstance constituting Good Reason under this Agreement.

              (e)        Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. The Executive shall not be entitled to give a Notice of Termination that the Executive is terminating employment for Good Reason more than six (6) months following the occurrence of the event alleged to constitute Good Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months following the Change of Control.

              (f)        Subsidiary. “Subsidiary” means a corporation with at least eighty percent (80%) of its outstanding capital stock owned by the Corporation.

        3.        Eligibility for Severance Benefits. Subject to Section 5, the Executive shall receive the Severance Benefits described in Section 4 if the Executive’s employment is terminated during the term of this Agreement, and

              (a)        The termination occurs within thirty-six (36) months after a Change of Control, unless the termination is (A) because of Executive’s death or Disability, (B) by the Corporation for Cause, or (C) by the Executive other than for Good Reason; or

              (b)        The Corporation terminates the employment within six (6) months before a Change of Control, in contemplation of such Change of Control, and with the purpose of avoiding the effect of this Agreement had such termination of employment occurred after such Change of Control.

              (c)        Notwithstanding and in addition to the foregoing, during the period beginning on the date that is one hundred eighty (180) days after the effective date of a Change of Control and ending on the date that is two hundred ten (210) days after a Change of Control, the Executive shall have the right to terminate the Executive’s employment for any reason or no reason, with or without “Good Reason,” and shall receive the Severance Benefits described in Section 4.

              (d)        For purposes of this Agreement, the Executive’s employment shall be deemed terminated when the Executive incurs a “separation from service” (as such term is defined in Code Section 409A and the regulations promulgated thereunder) with the Corporation because of death, retirement or termination of employment for any other reason, including any reason specified in this Section 3; provided, however, that no termination shall be deemed to occur for purposes of this Agreement while the Executive continues to perform services for the Corporation in a capacity as an employee or as an independent contractor at a level that is more than 20% of the average level of bona fide services performed (whether as an employee or otherwise) by the Executive during the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period).

        4.        Severance Benefits. Subject to Section 5, the Executive shall receive the following severance benefits (the “Severance Benefits”) (in addition to accrued compensation and vested benefits) if eligible under Section 3:

              (a)        A cash amount equal to 2.75 multiplied by the sum of (i) Executive’s annual base salary at the highest annual rate in effect during the twelve (12) month period immediately prior to the Change of Control or, if greater, at the rate in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required), plus (ii) an amount equal to the highest actual annual bonus paid to Executive during the five full calendar years immediately preceding the Change of Control, which shall be paid in equal bi-weekly installments (without interest) over a thirty (30) month period in accordance with the Corporation’s normal payroll practices and beginning on the Corporation’s first regular pay date following the Executive’s termination of employment.

              (b)        For a thirty (30) month period after the date the employment is terminated, the Corporation will arrange to provide to Executive at the Corporation’s expense, with:

                     (i)        Health care coverage equal to that in effect for Executive prior to the termination (or, if more favorable to Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription and dependent coverages. Such coverage will be in lieu of, and conditioned upon Executive’s waiver of, continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Furthermore, to the extent coverage under this Section 4(b) applies to any of Executive’s dependents who are eligible for continuation coverage under COBRA, such coverage will be in lieu of, and conditioned upon such dependent’s waiver of, continuation coverage under COBRA. Health care benefits otherwise receivable by Executive pursuant to this Section 4(b) shall be reduced to the extent comparable benefits are actually received by Executive from a subsequent employer during the thirty (30) month period following the date the employment is terminated and any such benefits actually received by Executive shall be reported to the Corporation. The amount of health care benefits provided in any year under this Section 4(b) shall not affect the amount of health care benefits to be provided under this Section 4(b) in any other year. The right to health care benefits under this Section 4(b) may not be liquidated or exchanged for another benefit;

                     (ii)        Life and accidental death and dismemberment insurance coverage (including supplemental coverage purchase opportunity and double indemnity for accidental death) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect at the date the Change of Control occurs; and

                     (iii)        Disability insurance coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the thirty (30) month period following a termination of employment provided that the payments payable under Section 4(a) above have been made;

              (c)        The Corporation shall pay fees for outplacement services for the Executive up to a maximum of $10,000. Any outplacement fees paid under this Section shall be payable upon the earlier of: (A) the time period specified in Section 4(a) above, or (B) on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred;

              (d)        In computing and determining severance benefits under Section 4(a) above, a decrease in Executive’s salary or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control; in such event, the salary, incentive bonus, and/or insurance benefits used to determine severance benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 4(d);

              (e)        Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the date the employment is terminated, or otherwise, with the exception of a reduction in health insurance coverage as provided in Section 4(b)(i).

              (f)        If Severance Benefits are payable under this Management Continuity Agreement, such Severance Benefits shall be in lieu of any Severance Benefits under the Employment Agreement and any Severance Benefits previously paid under the Employment Agreement shall be offset against Severance Benefits to be paid under this Management Continuity Agreement.

        5.        Maximum Payments. Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount to be paid to Executive by the Corporation under this Agreement or otherwise constitute a “parachute payment” (or payments) under Section 280G or any other similar provision of the Internal Revenue Code of 1986, as amended (the “Code”), the following limitation shall apply:

              (a)        If the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount” as defined in Section 280G of the Code, and if as a result the amounts otherwise payable to or for the benefit of the Executive subsequent to the termination of his employment, and taken into account in calculating the Parachute Amount (the “termination payments”), shall be reduced, as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive’s “base amount.”

              (b)        Any determination or calculation described in this Section 5 shall be made by the Corporation’s independent accountants. Such determination, and any proposed reduction in termination payments shall be furnished in writing promptly by the accountants to the Executive. The Corporation will determine which and how much of any termination payment shall be reduced and shall notify the Executive promptly of such determination. As promptly as practicable following such determination, the Corporation shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive.

              (c)        Any disagreement regarding a reduction in termination payments will be subject to arbitration under Section 22 of this Agreement. The Executive’s acceptance of reduced payments shall not serve as a waiver of the Executive’s right to contest such reduction.

        6.        Death or Disability. Executive’s employment shall terminate as of the date of Executive’s death, and no severance benefits shall be paid on account of such death unless Executive has previously become entitled to receive severance benefits under Section 4 of this Agreement. No severance benefits shall be paid in the event of employment termination due to Disability; provided, however, that Executive shall be entitled to whatever benefits are available under any disability insurance policy or plan then in effect to which the Executive is entitled under the terms of such policy or plan.

        7.        Notice of Termination. Any Termination of Employment by the Corporation for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party.

        8.        Dissolution of the Corporation. The Corporation shall terminate this Agreement and pay severance benefits described in Section 4 to Executive in a lump sum within twelve (12) months of a corporate dissolution, or with the approval of a bankruptcy court (if subject to its jurisdiction), provided that such severance benefits are included in the Executive’s gross income in the latest of: (a) the calendar year in which the Agreement termination and liquidation occurs; or (b) the first calendar year in which payment is administratively practicable.

        9.        Non-Competition and Non-Solicitation.

              (a)        Executive agrees that, during the term of Executive’s employment with the Corporation or its subsidiaries (including any period Executive is hired as a consultant, or any consecutive period in which Executive is employed by any other division, successor, assign, or related or affiliated entity of the Corporation or its subsidiaries), and for a period of twelve (12) consecutive months immediately following the date Executive’s employment terminates:

                     (i)        Executive will not compete with the Corporation or its subsidiaries in any capacity, including but not limited to, as an employee, officer, agent, board member, independent contractor, owner, or consultant for any person or entity that engages in the same business as the Corporation within a fifty (50) mile radius of 2445 84th Street SW, Bryon Center, Michigan 49315;

                     (ii)        Executive will not directly or indirectly contact any client, account, or customer (which, for purposes of this Agreement, includes any client, account or customer of the Corporation or its subsidiaries during the twelve month period prior to the date of Executive’s separation from employment) for the purpose of soliciting business which would be considered competitive to the products and services provided by the Corporation or its subsidiaries, or for the purpose of inducing the person or entity to reduce, terminate or otherwise adversely alter its business relationship with the Corporation or its subsidiaries; and

                     (iii)        Executive will not either directly or indirectly induce any employee to leave the employ of the Corporation or its subsidiaries, or solicit the services of the Corporation’s employees, including employees of the Corporation’s subsidiaries.

               (b)        The Corporation and the Executive agree that the covenants made by Executive in this Section 9 have substantial value to the Corporation. A portion of any Severance Benefits paid pursuant to this Agreement is in consideration of the covenants made by Executive in this Section 9. The Corporation and the Executive agree that out of any Severance Benefits paid, an amount equal to Executive’s highest annual base salary in effect during the twelve (12) month period prior to termination of Executive’s employment shall be in consideration of and shall be allocated to the covenants of Executive in this Section 9.

              (c)        For purposes of this Section 9, the Corporation and its subsidiaries shall include any successor to either the Corporation or any of its subsidiaries, whether by purchase, merger, consolidation or otherwise.

        10.        Reasonableness of Restrictions. Executive acknowledges and agrees that, in light of the nature of the business of the Corporation and its affiliates, the foregoing activities, territorial, and time period restrictions in Section 9 are reasonable and properly required for the adequate protection of such business. If any court determines that any of the foregoing restrictions, or any part thereof, are unenforceable because of the duration of such provision or the geographical area covered by such provision, such court will have the power to reduce the duration or geographical area of such provision, and in its reduced form, such provision will then be enforceable and will be enforced. It is the desire and intent of the parties that the provisions of Section 9 of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in any jurisdiction where enforcement is sought.

        11.        Equitable Relief. Executive acknowledges that a violation of this Agreement would result in irreparable harm to the Corporation, and that damages would be an inadequate remedy. Therefore, Executive agrees that the Corporation is entitled, in addition to any other remedies, to injunctive relief to secure the specific performance of this Agreement and to prevent a breach or contemplated breach of this Agreement, including, without limitation, issuance of a temporary restraining order or preliminary injunction enforcing this Agreement. Executive waives any requirement that the Corporation post a bond or other security in connection with any application for or order granting injunctive relief. In the event the Corporation is successful in asserting its rights under this Agreement, the Corporation shall be entitled to receive from Executive all costs associated with the Corporation’s enforcement of this Agreement, including, without limitation, attorneys’ fees, costs, and expenses.

      12.        Compliance with Code Section 409A.

              (a)        This Agreement shall be interpreted in a manner that is consistent with Code Section 409A, including any published guidance issued by the Internal Revenue Service and regulations issued by the Secretary of the Treasury under or interpreting Code Section 409A.

              (b)        Notwithstanding the preceding, if, at the time the Executive’s employment terminates, Executive is a “specified employee” within the meaning of IRC Regulation Section 1.409A-1(i), no payment may be made under this Agreement before the date that is six months after Executive’s termination of employment (or, if earlier, the date of death of the Executive). Payments to which Executive would otherwise have been entitled under this Section during that six months will be accumulated and paid on the first day of the seventh month following the date of Executive’s termination of employment (or, if earlier, the date of death of the Executive).

        13.        Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive’s rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive’s death or, if there is no such beneficiary, to Executive’s estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Corporation in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated the employment for Good Reason following a Change of Control.

        14.        Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

        15.        Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

        16.        Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of the Corporation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan. Varnum LLP has represented the Corporation in connection with this Agreement. Varnum LLP is not representing Executive and Executive has had an opportunity to seek advice from his or her own independent counsel.

        17.        Employment Rights. This Agreement shall not confer upon Executive any right to continue in the employ of the Corporation or its subsidiaries and shall not in any way affect the right of the Corporation or its subsidiaries to dismiss or otherwise terminate Executive’s employment at any time with or without cause.

        18.        No Vested Interest. Neither Executive nor Executive’s beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of the Corporation or its subsidiaries or affiliates.

        19.        Prior Agreements. This Agreement and the Employment Agreement contain the understanding between the parties hereto with respect to the subject matter hereof and supersedes any such prior agreement between the Corporation or any of its subsidiaries (or any predecessor of the Corporation) and Executive, including, but not limited to, the Income Protection Agreement between the Corporation and Executive, dated October 19, 2000. If there is any discrepancy or conflict between this Agreement and any plan, policy, or program of the Corporation, the language of this Agreement shall govern.

        20.        Severability. If any portion of this Agreement is found to be invalid or unenforceable for any reason, any court or other tribunal adjudicating the rights and duties of the parties under this Agreement shall alter, modify, or strike portions of the Agreement so that it will be enforceable to the fullest extent permitted by law. If any provision of this Agreement is held, in whole or in part, to be invalid, the remainder of such provision and this Agreement shall remain in full force and effect.

        21.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        22.        Arbitration. Except with respect to equitable relief sought under Section 11 of this Agreement, the parties agree that the sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with Section 25 of the Employment Agreement.

[Signatures appear on the following page.]

        The undersigned parties have duly executed this Agreement.

O.A.K. FINANCIAL CORPORATION BY: /s/ Patrick K. Gill ————————————————— Patrick K. Gill Its: Chief Executive Officer

EXECUTIVE /s/ James A. Luyk —————————————————— James A. Luyk